EXHIBIT 99.1

Aptose Reports Year End 2024 Results and Corporate Highlights

Tuspetinib Triple Drug Frontline Therapy Advancing in TUSCANY Clinical Trial

Results to Date Highlight TUS Potential as an Ideal Third Drug to Include in AML Triplet Therapy

Aptose Signs Debt Conversion Agreement with Hanmi

SAN DIEGO and TORONTO, March 28, 2025 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage precision oncology company developing a tuspetinib (TUS)-based triple drug frontline therapy to treat patients with newly diagnosed acute myeloid leukemia (AML), today announced financial results for the year ended December 31, 2024, and provided a corporate update.

"During 2024 and into 2025, we continue to advance our lead investigational drug tuspetinib in combination with venetoclax (VEN) and azacitidine (AZA) for frontline treatment of newly diagnosed acute myeloid leukemia (AML),” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer of Aptose. “Tuspetinib brings favorable safety and broad activity across AML genetic subtypes to the TUS+VEN+AZA triplet therapy, which already has achieved complete remissions (CRs) in difficult-to-treat and underserved TP53-mutated/CK AML and FLT3-wildtype AML patients in our ongoing TUSCANY trial. We look forward to sharing more data as the trial evolves.”

Key Corporate Highlights

  Tuspetinib Phase 1/2 TUSCANY Trial Well Under Way with Responses Noted - Tuspetinib based TUS+VEN+AZA triplet therapy is being advanced in the TUSCANY Phase 1/2 trial with the goal of creating an improved frontline therapy for newly diagnosed AML patients that is active across diverse AML populations (mutation agnostic triplet frontline therapy), including FLT3-wildtype AML. This activity differentiates TUS from other drugs in development. In January 2025, Aptose announced initiation of dosing in the first TUSCANY trial cohort with the starting dose of 40 mg TUS in combination with standard-of-care doses of VEN+AZA. At 40 mg TUS, the triplet therapy achieved complete remissions (CRs) in difficult-to-treat TP53-muated AML and FLT3-wildtype AML patients, including a measurable residual disease (MRD) negative remission (press release here). In February 2025, amid the promising early results and favorable safety from patients treated at the 40 mg dose level, the Cohort Safety Review Committee (CSRC) monitoring the TUSCANY trial approved escalating to 80 mg TUS in the triplet therapy (press release here). Subjects have now begun treatment at the 80 mg TUS dose level of the triplet therapy and further recruitment is under way. No significant safety concerns have been reported to date, including no prolonged myelosuppression of subjects in remission. This TUS+VEN+AZA triplet therapy study in newly diagnosed AML was supported with robust safety and efficacy data from the TUS single agent dose escalation study and the TUS+VEN doublet APTIVATE study in relapsed or refractory (R/R) AML, both of which were completed during 2024 after treating more than 170 patients.
  Financing Activity – During 2024, Aptose completed several financings for a total of approximately $37 million to support the TUS-based TUS+VEN+HMA triplet therapy development for AML. This included a $10 million loan Facility Agreement with Hanmi Pharmaceutical Co. Ltd. (“Hanmi”). Subsequently in March 2025, Hanmi and Aptose executed a Debt Conversion Agreement to convert a portion of the debt into equity, subject to Hanmi owning no more than 19.99% of the issued and outstanding common shares of Aptose. Therefore, an amount of $1.5 million has been converted into 409,063 common shares as of this date. Beyond the $10 million, Aptose and Hanmi are negotiating a new tuspetinib co-development collaboration agreement intended to provide additional funding to accelerate clinical development of tuspetinib. Aptose licensed tuspetinib from Hanmi Pharmaceutical in November 2021.
  Aptose Signs CRADA with NCI – In December, Aptose announced that it entered into a Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (NCI), part of the National Institutes of Health (press release here). Under the CRADA, the NCI and Aptose will collaborate on the clinical development of TUS, an inhibitor of key signaling kinases involved in myeloid malignancies, in the NCI Cancer Therapy Evaluation Program (CTEP) sponsored myeloMATCH trials employing combinations of targeted therapy for the treatment of molecularly defined AML and myelodysplastic syndromes (MDS) populations. These trials will be conducted by NCI's National Clinical Trials Network (NCTN), with the participation of the NCI Community Oncology Research Program (NCORP) in the U.S. and Canada.
  Aptose Meets Nasdaq Minimum Bid Compliance – Earlier this month, Aptose announced that it received a written notification from the Listing Qualifications Department of The Nasdaq Stock Market, LLC notifying the Company that it is in compliance with Nasdaq’s minimum bid price requirement (press release here). On March 14, 2025, Nasdaq confirmed that, for ten consecutive business days, the closing bid price of the Company’s common shares has been $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2). Separately, Aptose is not in compliance with the $2.5 million shareholders equity requirement and is operating under an exception granted by the Nasdaq Hearing Panel, which provides Aptose additional time to regain compliance, although there is no assurance that the Company will successfully achieve full compliance with the Nasdaq shareholders equity requirement.

Completed and Planned Value-Creating Milestones

2024 Accomplishments

  Completed $10 million loan from Hanmi as Advance on Collaboration
  Completed $8 million S-1 financing
  Executed CRADA with NCI MyeloMATCH for tuspetinib in AML/MDS
  Initiated dosing of TUS+VEN+AZA triplet therapy in newly diagnosed AML patients in TUSCANY trial
  ASH: Reported CR/Safety from APTIVATE TUS and TUS+VEN trial
  ASH: Reported dosing accrual from TUS+VEN+AZA triplet therapy trial

2025: 1H

  Demonstrated safety and efficacy with 40mg TUS+VEN+AZA in triplet therapy trial
  Dosing 80mg TUS in TUS+VEN+AZA dose cohort in triplet therapy trial
  Executed Debt Conversion agreement with Hanmi
  Expect to report CR/MRD/Safety data from TUS+VEN+AZA triplet therapy trial
  Expect to execute Hanmi/Aptose Collaboration
  EHA2025 Congress - Report maturing data readout from TUS+VEN+AZA triplet therapy trial

 2025: 2H

  Select optimal TUS doses for TUS+VEN+HMA triplet therapy Ph 2/3 pivotal trials
  Prepare for Ph 2 portion of Ph 2 / Ph 3 pivotal program
  American Society of Hematology (ASH) Update
FINANCIAL RESULTS OF OPERATIONS
Aptose Biosciences Inc.
Statements of Operations Data
(unaudited)
($ in thousands, except for share and per share data)

	Year ended
	December 31,
	2024	2023
Expenses:

Research and development	$15,103	$36,765
General and administrative	11,154	15,591
Operating expenses	26,257	52,356
Other income, net	827	1,149
Net loss	$(25,430)	$(51,207)

Net loss per share, basic and diluted	$(36.38)	$(227.43)
Weighted average number of common shares outstanding used in computing net loss per share, basic and diluted	698,980	225,154

Net loss for the year ended December 31, 2024 decreased by $25.8 million to $25.4 million, as compared to $51.2 million for the comparable period in 2023.

Aptose Biosciences Inc.
Balance Sheet Data
(unaudited)
($ in thousands)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents and restricted cash equivalents	$6,707	$9,252

Working capital	5,071	(3,375)
Total assets	10,127	12,989
Long-term liabilities	10,211	621
Accumulated deficit	(540,967)	(515,537)

Shareholders’ deficit	(4,543)	(2,901)

  Total cash, cash equivalents and restricted cash equivalents as of December 31, 2024, were $6.7 million. Based on current operations, the Company expects that cash on hand and available capital provides the Company with sufficient resources to fund planned Company operations including research and development until April 2025.
  As of March 21, 2025, we had 2,552,429 Common Shares issued and outstanding. In addition, there were 39,219 Common Shares issuable upon the exercise of outstanding stock options and there were 1,267,585 Common Shares issuable upon the exercise of the outstanding warrants.

RESEARCH AND DEVELOPMENT EXPENSES

The research and development expenses for the years ended December 31, 2024 and 2023 were as follows:

	Year ended
	December 31,
(in thousands)	2024	2023
Program costs – Tuspetinib	$9,606	$24,925
Program costs – Luxeptinib	422	3,510
Program costs – APTO-253	(19)	40
Personnel related expenses	4,735	6,878
Stock-based compensation	346	1,373
Depreciation of equipment	13	39
Total	$15,103	$36,765

Research and development expenses decreased by $21.7 million to $15.1 million for year ended December 31, 2024, as compared to $36.8 million for the comparable period in 2023. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following events:

  Program costs for tuspetinib were $9.6 million for the year ended December 31, 2024, compared with $24.9 million for the comparable period in 2023. The lower program costs for tuspetinib in the current year were due to reduced activity in our APTIVATE clinical trial, reduced manufacturing costs, and related expenses. In the comparable period in 2023, Tuspetinib program costs included the healthy volunteer study, which was completed in the same year.
  Program costs for luxeptinib decreased by approximately $3.1 million primarily due to lower clinical trial and manufacturing activities.
  Program costs for APTO-253 decreased by approximately $59 thousand. This reduction was due to the Company’s decision to discontinue further development of APTO-253.
  Personnel-related expenses decreased by $2.1M due to lower headcount 2024.
  Stock-based compensation decreased by approximately $1.0 million in the year ended December 31, 2024, primarily due to stock options granted with lower grant date fair values when compared to the options granted in the prior period, coupled with option forfeitures recorded in the current year.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements regarding the Company’s clinical development plans, the clinical potential, anti-cancer activity, therapeutic potential and applications and safety profile of tuspetinib, clinical trials, the enrollment in clinical trials and the data therefrom, the submission of a compliance plan to Nasdaq and available options to regain compliance, upcoming milestones and presentation of additional data, financing activities, expectations regarding capital available to the Company to fund planned Company operations, maintenance of the Nasdaq and TSX listings, use of proceeds from financings, the conversion of debt into equity contemplated by the Debt Conversion Agreement entered into with Hanmi, the negotiation of a co-development collaboration agreement with Hanmi, the collaboration with the NCI for the clinical development of tuspetinib and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; unexpected manufacturing defects, the evolving regulatory and political landscape and the funding of government programs and other risks detailed from time-to-time in our ongoing current reports, quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and the United States Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward- looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com